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Exhibit 5.1

December 10, 2003

Biosite Incorporated
11030 Roselle Street
San Diego, California 92121

        You have requested our opinion with respect to certain matters in connection with the filing by Biosite Incorporated (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission, covering the offering of up to an aggregate of 500,000 shares of the Company's Common Stock (collectively, the "Shares"), which may be issued pursuant to the Amended and Restated Biosite Incorporated 2002 Nonqualified Stock Incentive Plan (the "Plan").

        In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP
By:	/s/ FREDERICK T. MUTO Frederick T. Muto

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  Exhibit 5.1